EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 16, 2016, with respect to the consolidated financial statements and schedule, included in the Annual Report of Voltari Corporation on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statement of Voltari Corporation on Form S-8 (File No. 333-203565).

/s/ Grant Thornton LLP
New York, NY
March 16, 2016